FOR IMMEDIATE RELEASE

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC COMMENCES TENDER OFFER AND CONSENT SOLICITATION FOR 7.85% SENIOR SECURED NOTES DUE 2012

Las Vegas, Nevada. December 28, 2007 - AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC (“ACEP”) announced today that it has commenced a tender offer for all of the $215 million principal amount of the outstanding 7.85% Senior Secured Notes due 2012 co-issued by ACEP and American Casino & Entertainment Finance Corp. (the “Notes”), CUSIP Number 02504R AC 1. In connection with the tender offer, consents are being solicited from noteholders to make certain proposed amendments to the indenture governing the Notes.

Upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 28, 2007 (the “Statement”), ACEP is offering to purchase all of the outstanding Notes at a price of $1,040.75 per $1,000 principal amount of the Notes (the “Total Consideration”). The Total Consideration includes $10.00 per $1,000 principal amount of Notes (the “Consent Payment”) payable only in respect of Notes validly tendered with consents on or prior to the Consent Date (as defined below). The Total Consideration less the Consent Payment is referred to as the “Tender Offer Consideration.” In addition, holders who validly tender and do not validly withdraw their Notes in the tender offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the date of payment for the Notes, if the Notes are accepted for purchase pursuant to the tender offer. The tender offer is scheduled to expire at 8:00 a.m., New York City time, on January 29, 2008, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders who tender their Notes after 5:00 p.m., New York City time, on January 11, 2008, unless extended (such date and time, as the same may be extended, the “Consent Date”), will not be eligible to receive the Consent Payment. Any holder validly tendering Notes after the Consent Date will, if such Notes are accepted for purchase pursuant to the tender offer, receive the Tender Offer Consideration, plus accrued but unpaid interest to, but not including, the date of payment for the Notes so tendered.

The proposed amendments to the indenture governing the Notes would, among other things, eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in the indenture as well as release the security interests in the collateral securing the Notes (the “Collateral Release”) and release each guarantor from its obligations under its guarantee of the Notes (the “Guarantor Release”).

Completion of the tender offer is subject to the satisfaction of certain conditions, including, but not limited to, receipt of valid tenders, receipt of consents from holders of a majority in aggregate principal amount of the then outstanding Notes, and the satisfaction or waiver of all conditions precedent to the consummation of the acquisition by W2007/ACEP Holdings, LLC of all of the outstanding membership interests in ACEP from ACEP’s indirect parent, American Entertainment Properties Corp. (the “Acquisition”), and the expectation that the Acquisition will be consummated immediately following the Expiration Date. Consummation of the tender offer is not a condition to the Acquisition.

The exclusive dealer manager and solicitation agent for the tender offer is Bear, Stearns & Co. Inc. (“Bear Stearns”). Questions regarding the tender offer may directed to Bear Stearns at (877) 696-BEAR (toll free) or (212) 272-5112 (collect). The information agent and tender agent for the tender offer is D.F. King & Co., Inc. Requests for the Statement may be directed to D.F. King & Co., Inc., as information agent, at 48 Wall Street, 22nd Floor, New York, New York 10005. The information agent may be contacted at (212) 269-5550 (for banks and brokers only) and (800) 628-8208 (for all others toll free).

This release does not constitute an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The offer is being made solely by the Statement.

ABOUT AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

ACEP owns and operates four gaming and entertainment properties in southern Nevada. The four properties are the Stratosphere Casino Hotel & Tower, which is located on the Las Vegas Strip and caters to visitors to Las Vegas, two off-Strip casinos, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, which cater primarily to residents of Las Vegas and the surrounding communities, and the Aquarius Casino Resort which caters to visitors to Laughlin.

CAUTIONARY STATEMENTS

This press release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in ACEP’s SEC filings. ACEP undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note: This press release and other press releases and information can be viewed at ACEP’s website at www.acepllc.com.